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                                                                   EXHIBIT 10.15

April 2, 2002

Mr. Joseph Cicio
239 Central Park West
Apt. 2D
New York, NY 10021

Dear Mr. Cicio:

On behalf of Mayors Jewelers, Inc. (the "Company"), I am pleased to offer employment to you on the following terms and conditions:

1. EMPLOYMENT. Should you choose to accept this offer, your employment with the Company would commence on March 4, 2002 (the "Effective Date").

2. POSITION; DUTIES. You will be employed by the Company as its Chief Executive Officer. You will report directly and solely to the Board of Directors of the Company (the "Board"), and will perform such duties as are consistent with your position as Chief Executive Officer. You agree to use your best efforts to perform such duties faithfully, to devote substantially all of your working time to the business of the Company and its subsidiaries, and while you remain employed with the Company, you will not engage in any other business activity that is in conflict with your duties and obligations to the Company and its subsidiaries, except for the consulting agreements listed on Schedule 1 attached hereto.

3. BASE SALARY. You will be paid a base salary at an annual rate of $350,000, payable in accordance with the normal payroll practices established by the Company.

4. ANNUAL BONUS. For each fiscal year of the Company through which you remain employed, you will have the opportunity to earn a bonus based on achievement of targeted level of performance, as established in advance by the Compensation Committee of the Board after consultation with you. Targets for the 2002 fiscal year will be established within 90 days of the Effective Date. Your bonus will not be less than 1/3 of your base salary payable during such year, and will not be more than 100% of your base salary payable during such year.

5. STOCK OPTION. On the Effective Date, you will be granted a non-qualified stock option to purchase 200,000 shares of the Company's common stock, with an exercise price per share equal to the closing price of the Company's stock on the trading day immediately preceding the Effective Date. The option will become exercisable in full on the first anniversary of the Effective Date, unless prior to that date, you voluntarily terminate your employment with the Company, at which time the option will expire. Once exercisable, the option will remain exercisable until the earlier of (i) the 10th anniversary of the date of grant of the option or (ii) the fifth anniversary of your termination of employment with the Company for any reason, except that if your employment is terminated for Cause (as defined below) the option will terminate immediately. The option will be granted pursuant to the Company's 1991 Stock Option Plan, and shall be subject to the terms of such plan. Shares issuable under such plan have been registered on a Form S-8.

6. BENEFITS. The Company will provide you with such pension, vacation, fringe benefits and insurance coverages that it maintains its senior executives generally. In addition, the Company will provide reimbursement up to a maximum of $100,000 for the following expenses:
         (i) all travel, lodging, and associated expenses incurred in connection with your trips to Company headquarters, until you relocate to the South Florida area, (ii) legal fees related to the negotiation of this



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         Letter Agreement, and (iii) a Company provided car and apartment that are that are commensurate with your status as the Company's Chief Executive Officer and agreeable to you and the Company.

7. INDEMNIFICATION. To the fullest extent permitted by law, the Company will indemnify you and hold you harmless from all claims arising from any action taken by you, or your failure to act, within the scope of your authority as an officer of the Company and/or its subsidiaries, unless the action or omission is fraudulent or constitutes willful misconduct or gross negligence. You shall also be covered under any directors & officers liability insurance policy secured by the Company.

8. TERMINATION. Your employment with the Company will be at-will, meaning that you will be free to resign from the Company, and the Company will be free to terminate your employment, at any time. Upon any such termination or resignation, you will be entitled to any salary earned and accrued but not yet paid, any reimbursable business expenses incurred and not yet reimbursed, and any benefits to which you (or members of your family) may be entitled under any Company benefit plan. However, if prior to the first anniversary of the Effective Date, the Company terminates your employment for any reason other than Cause (as defined below) or if you resign for Good Reason (as defined below), then the Company shall pay (i) a lump sum amount equal to the bonus you otherwise would have been entitled to had you remained employed through the end of the fiscal year in which such termination or resignation occurs, multiplied by a fraction, the numerator of which is equal to the number of days elapsed from the beginning of such fiscal year until the date of such termination or resignation, and the denominator of which is 365 and (ii) a lump sum amount equal to 12 months of base salary, provided, however that in the event of any such termination or resignation that occurs following the execution, within 60 days of the Effective Date, of a definitive agreement, the consummation of which would result in the "beneficial ownership" (as such term is defined in Rule 13d-3 as promulgated under the Securities Exchange Act of e1934) by any "person" (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934), other than the Company, directly or indirectly, of securities representing 25% or more of the total number of votes that may be cast for the election of directors of the Company, you shall receive a lump sum payment equal to 6 months of base salary.

         For purposes of this letter agreement, the following terms have the meanings set forth below:

         "Cause" means that you (i) failed, refused or neglected to substantially perform your job functions (other than by reason of a physical or mental incapacity) that continued after you have been provided adequate and specific written notice thereof, (ii) materially breached this letter agreement which breach either cannot be cured or was not cured after adequate and specific written notice thereof, (iii) engaged in any act of material misconduct with respect to the business of the Company, or (iv) were convicted of, or entered a plea of guilty or NOLO CONTENDERE to, a felony.

         "Good Reason" means that the Company (i) a materially breached its obligations under this Agreement after you have provided to the Company adequate and specific written notice thereof or (ii) ceased to provide coverage to you under its directors & officers liability insurance policy.

9. WITHHOLDING. The Company shall have the right to withhold from any amount payable hereunder an amount necessary in order for the Company to satisfy any withholding tax obligation it may have under applicable law. As a condition to your receipt of any shares upon exercise of your option, you must pay to the Company any amount necessary to enable the Company to satisfy its withholding tax obligations.

10. PROPRIETARY INFORMATION. You understand that your work with the Company will involve access to and creation of confidential (including trade secrets) and proprietary information (collectively "Proprietary Information") and recognize that it is in the legitimate business interest of the Company to restrict your disclosure or use of Proprietary Information. You therefore agree that you will maintain the confidentiality of, and will never use or disclose, or authorize any other person or entity to use or disclose, any Proprietary Information, other than in connection with your employment as necessary to further the business objectives of the Company or as may be required by law or legal process or as may be required for you to enforce your rights under this letter agreement or as a stockholder of the Company. The term Proprietary Information includes, by way of example and without limitation, matters of a technical nature, such as software design and specifications, scientific, trade and engineering secrets, "know-how",



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         formulas, secret processes, drawings, works of authorship, machines, inventions, computer programs (including documentation of such programs), services, materials, patent applications, new product plans, other plans, technical information, technical improvements, manufacturing techniques, specifications, manufacturing and test data, progress reports and research projects, and matters of a business nature, such as business plans, prospects, financial information, proprietary information about costs, profits, markets, sales, lists of customers and suppliers of the Company and its affiliates, the management, operation and planning of the Company and its affiliates, procurement and promotional information, credit and financial data concerning customers or suppliers of the Company and its affiliates, and other information of a similar nature to the extent not available to the public, and plans for future development, but does not include any information that has been publicly disclosed or is known to you prior to accepting employment with the Company. You acknowledge that your obligations under this paragraph shall survive your termination of employment with the Company.

11. INNOVATIONS. You agree to promptly and fully disclose to the Company all ideas, inventions, discoveries, creations, designs, materials, works of authorship, trademarks, and other technology and rights (and any related improvements or modifications thereof), whether patentable or not, copyrightable or not, or otherwise protectable or not under any form of legal protection afforded to intellectual property (collectively, "Innovations"), relating to any activities of the Company and its affiliates, conceived or developed by you alone or with others during the term of your employment, whether or not conceived during regular business hours. Such Innovations shall be the sole property of the Company. To the extent possible, such Innovations shall each be considered a Work Made For Hire by you for the Company within the meaning of the U.S. Copyright Act. To the extent the Innovations may not be considered such a Work Made For Hire, you agree to assign, and automatically assign to the Company at the time of creation of the Innovations, without additional consideration, any right, title, or interest you may have in such Innovations. You will (whether during or after your employment with the Company) execute such written instruments and do other such acts as may be necessary in the reasonable opinion of the Company to obtain a patent, register a copyright, or otherwise protect or enforce the Company's rights in such Innovations. You agree to assist the Company in obtaining or maintaining for itself at its own expense United States and foreign patents, copyrights, trade secret protection or other protection of any and all Innovations.

12. NO CONFLICTS. You represent and warrant to the Company that your acceptance of employment and the performance of your duties for the Company will not conflict with or result in a violation or breach of, or constitute a default under any contract, agreement or understanding to which you are or were a party or of which you are aware and that there are no restrictions, covenants, agreements or limitations on your right or ability to enter into and perform the terms of this letter agreement.

13. GOVERNING LAW. The terms of this letter agreement and any action arising thereunder, shall be governed by and construed in accordance with the domestic laws of the State of Florida, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

14. DISPUTE RESOLUTION. Any controversy or claim arising out of or relating to this Agreement, or breach thereof (except, at the election of the Company, for injunctive relief with respect to disputes arising out of an alleged breach or threatened breach of paragraph 10 or 11), shall be submitted to arbitration in Broward County, Florida in accordance with the Rules of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof, provided, however, that the parties agree that (i) the panel of arbitrators shall be prohibited from disregarding, adding to or modifying the terms of this Agreement; (ii) the panel of arbitrators shall be required to follow established principles of substantive law and the law governing burdens of proof; (iii) only legally protected rights may be enforced in arbitration; (iv) the panel of arbitrators shall be without authority to award punitive or exemplary damages; (v) the chairperson of the arbitration panel shall be an attorney licensed



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         to practice law in Florida who has experience in similar matters; and
         (vii) any demand for arbitration made by the executive must be filed and served, if at all, within 365 days of the occurrence of the act or omission complained of. Any claim or controversy not submitted to arbitration in accordance with this paragraph shall be considered waived and, thereafter, no arbitration panel or tribunal or court shall have the power to rule or make any award on any such claim or controversy. The award rendered in any arbitration proceeding held under this paragraph shall be final and binding, and judgment upon the award may be entered in any court having jurisdiction thereof, PROVIDED that the judgment conforms to established principles of law and is supported by substantial record evidence.

15. ENTIRE AGREEMENT. Upon the Effective Date, this letter agreement supersedes all previous and contemporaneous communications, agreements and understandings, whether oral or written, between you, on the one hand, and the Company or any of its affiliates, on the other hand, and (except for sections 4(b) and 19 of the consulting agreement dated September 1, 2001 between you and the Company (the "Consulting Agreement"), which shall remain in effect and section 6 of the Consulting Agreement which shall remain in effect with respect to expenses that were incurred prior to the Effective Date and not yet reimbursed) constitutes the sole and entire agreement between you and the Company pertaining to the subject matter hereof.


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If the foregoing is acceptable to you, kindly sign and return to me one copy of this letter agreement, and this letter agreement shall constitute a binding agreement between you and the Company.

                Sincerely yours,


                Mayors Jewelers, Inc.



                By: /s/ MARC WEINSTEIN [ON BEHALF OF THE COMPENSATION COMMITTEE]
                   ------------------------------------------------------------
                   Name: Marc Weinstein
                   Title:  Chief Operating Officer


AGREED TO AND ACCEPTED BY:



/s/ JOSEPH CICIO
-----------------------------
Joseph Cicio



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